EXHIBIT 10.6

EMPLOYMENT AGREEMENT

         AGREEMENT (“Agreement”), dated as of March 1, 2002, by and between CA New Plan Management, Inc., a Delaware corporation (the “Company”) and Scott MacDonald (“Executive”).

RECITAL

         The Company desires to employ Executive on the terms and conditions set forth in this Agreement, and Executive desires to be so employed.

AGREEMENT

         IN CONSIDERATION of the premises and the mutual covenants set forth below, the parties hereby agree as follows:

         1.     Employment. The Company hereby agrees to employ Executive and Executive hereby accepts such employment, on the terms and conditions hereinafter set forth.

         2.     Term. The period of employment of Executive by the Company hereunder (the “Employment Period”) shall commence as of the date hereof (the “Effective Date”) and shall continue through the third anniversary of the date hereof. Thereafter, the Employment Period shall automatically be extended for one (1) additional year unless either party shall provide notice of nonrenewal not less than six (6) months prior to the date on which such extension would be effective. The Employment Period may be sooner terminated by either party in accordance with Section 6 of this Agreement. At the time Executive ceases to be a full-time employee of the Company, the Executive agrees that he shall resign from any positions Executive holds as a director, trustee or officer of New Plan Excel Realty Trust, Inc., a Maryland corporation, and the parent corporation of the Company (“New Plan”) and its subsidiaries and any entity in control of, controlled by or under common control with New Plan or in which New Plan owns any common or preferred stock or interest or any entity in control of, controlled by or under common control with such entity (collectively, an “Affiliate”) and as a member of any committee of the board of directors and the board of trustees of New Plan and its Affiliates of which he is a member, if any.

         3.     Position and Duties.

                           (a)      President and Chief Operating Officer. At all times during the Employment Period, Executive shall serve as President and Chief Operating Officer of New Plan. Executive shall have those powers and duties normally associated with the position of President and Chief Operating Officer and such other powers and duties as may be properly prescribed by the Chief Executive Officer or the Board of Directors of New Plan (the “Board”),

provided that such other powers and duties are consistent with Executive’s position as President and Chief Operating Officer. Except as specifically set forth in this section, Executive shall perform full-time services for New Plan and its Affiliates and devote such time, attention and energies to the affairs of New Plan and its Affiliates as are necessary to fully perform his duties (other than absences due to illness or vacation) for New Plan and its Affiliates. Notwithstanding the above, Executive shall be permitted, to the extent such activities do not materially and adversely affect the ability of Executive to fully perform his duties and responsibilities hereunder, to (i) manage Executive’s personal, financial and legal affairs and (ii) serve on civic or charitable boards or committees.

         4.     Place of Performance. The principal place of employment of Executive shall be at New Plan’s regional office located in Houston, Texas. At a date mutually agreed during the Employment Period, the Executive’s principal place of employment shall change to New Plan’s corporate headquarters in the New York metropolitan area and in connection therewith, Executive shall relocate his primary residence to the New York tri-state area. Prior to the Executive’s relocation to New York, Executive shall spend on average not less than 8 days per month working in New Plan’s corporate headquarters in New York.

         5.     Compensation and Related Matters.

                           (a)      Salary. During the Employment Period, the Company shall pay Executive an annual base salary of $425,000 (“Base Salary”). Executive’s Base Salary shall be paid in approximately equal installments in accordance with New Plan’s customary payroll practices. If Executive’s Base Salary is increased, such increased Base Salary shall then constitute the Base Salary for all purposes of this Agreement. The Base Salary shall be increased by the difference in the cost of living between Houston, Texas and New York, New York upon Executive’s relocation to the New York metropolitan area, such increase to be mutually agreed upon after a good faith review of third party estimates of the difference in cost of living, taking into consideration such items as costs of comparable housing and taxes. Agreement on the new Base Salary shall be reached prior to Executive’s relocation.

                           (b)      Bonus. The executive compensation and stock option committee (the “Compensation Committee”) of the Board shall review Executive’s performance at least annually during each year of the Employment Period and cause the Company to award Executive a cash bonus which the Compensation Committee shall reasonably determine as fairly compensating and rewarding Executive for services rendered and/or as an incentive for continued service, but in no event shall Executive’s bonus for the 2002 calendar year be less than $213,000 (the “First Year Bonus”). The amount of Executive’s cash bonus shall be determined in the discretion of the Compensation Committee and shall be dependent upon, among other things, the achievement of certain performance levels by New Plan, including, without limitation, growth in funds from operations, and Executive’s performance and contribution to increasing the funds from operations. The target bonus level (the “Target Bonus”) will be 50% of Base Salary, with adjustment above or below said target level as determined by the Compensation Committee. Notwithstanding anything contained herein to the contrary, except with respect to the First Year Bonus, there shall be no guarantee as to the amount of Executive’s yearly bonus and a decrease in Executive’s bonus to an amount less than the First Year Bonus shall not constitute a breach or violation of this Agreement by the Company or constitute a Good Reason Event.

                           (c)      Expenses. The Company shall promptly reimburse Executive for all reasonable business expenses (including travel to and from New York and prior to Executive’s permanent relocation to New York hotels while working in New York) upon the presentation of reasonably itemized statements of such expenses in accordance with New Plan’s policies and procedures now in force or as such policies and procedures may be reasonably modified with respect to all senior executive officers of New Plan.

                           (d)      Vacation. Executive shall be entitled to the number of weeks of vacation per year provided New Plan’s senior executive officers, but in no event less than four (4) weeks annually.

                           (e)      Welfare, Pension and Incentive Benefit Plans. During the Employment Period, Executive (and his spouse and dependents to the extent provided therein) shall be entitled to participate in and be covered under all the welfare benefit plans or programs maintained by New Plan from time to time on terms no less favorable than provided for any of its full time senior executives (other than the Chief Executive Officer) including, without limitation, all medical, hospitalization, dental, disability, life, accidental death and dismemberment and travel accident insurance plans and programs. In addition, during the Employment Period, Executive shall be eligible to participate in and be covered under all pension, retirement, savings and other employee benefit, perquisite, option, change in control and executive compensation plans and any annual incentive or long-term performance plans and programs maintained from time to time by New Plan on terms no less favorable than provided for any of its full time senior executives (other than the Chief Executive Officer). With respect to all plans, programs and benefits provided under this subsection (e), except as required by applicable law, the Company shall cause New Plan to waive any limitations as to waiting periods with respect to participation and coverage requirements applicable to such plans, programs and benefits. The Company shall take all necessary actions to effect Executive’s participation in such plans on the basis set forth in this Section 5(e).

                           (f)     Automobile. During the Employment Period, the Company shall provide Executive with an automobile allowance consistent with New Plan’s policies but in an amount no less than $900.00 per month.

                           (g)     Relocation. Upon the Company and the Executive’s mutual agreement to relocate the Executive’s principal place of employment to New Plan’s corporate headquarters in the New York metropolitan area (as provided in Section 4 hereof), the Company shall (i) pay all expenses of relocation in accordance with any Company executive level relocation policy, (ii) to the extent not otherwise covered thereby, pay reasonable moving, house-hunting and temporary living expenses relating to the move of the Executive’s primary residence from Houston, TX to the New York metropolitan area; (iii) pay any realtor’s fee and commissions incurred upon the sale of the Executive’s current primary residence and purchase of a new primary residence; (iv) pay the mortgage loan closing costs, including points not exceeding one (1) point, associated with the purchase of a new primary residence; ((i), (ii), (iii) and (iv) collectively, the “Moving Expenses”) and (v) pay an additional amount (the “Moving Gross-Up Payment”) such that the net amount retained by the Executive, after deduction of Federal, state and local income and payroll taxes equals the Moving Expenses.

                           (h)     Option. Executive shall be granted on the Grant Date options (“Option”) to purchase two hundred and fifty thousand (250,000) shares of common stock of New Plan (“Shares”). Such Option shall be granted by the Compensation Committee pursuant to the 1993 Stock Option Plan of New Plan Excel Realty Trust, Inc., as amended (“Stock Option Plan”). The Option shall be an incentive stock option to the extent permissible under the limitations applicable to incentive stock options under the Stock Option Plan and under applicable law. The Option shall have an exercise price per Share equal to the fair market value (as defined in the Stock Option Plan) of a Share underlying an option granted on the Grant Date, i.e., the closing price on the last trading day preceding the Grant Date (the “Grant Date Market Price”). In addition, the option agreements evidencing the Option shall contain language which causes acceleration of vesting of the Option upon the occurrence of a Change in Control (as defined in Section 6(d) hereof). For purposes hereof, the term “Grant Date” shall mean the date that other senior executive officers of New Plan are granted options in April, 2002.

(i) Of the Option, options to purchase one hundred eighty thousand (180,000) Shares (“Time Vested Options”) shall become vested at the rate of thirty-six thousand (36,000) Shares on each anniversary of the Grant Date. Notwithstanding the foregoing, Time Vested Options shall become vested if the Executive’s employment is terminated (x) during the Employment Period but after the first anniversary of the Grant Date by the Company without “Cause” (as herein defined) or by the Executive for “Good Reason” (as herein defined), or (y) after the Employment Period, if Executive’s termination after the expiration of the Employment Period would have accelerated the vesting of the Time Vested Options if such employment had instead been terminated during the Employment Period, as provided in (x) above; provided, that following the expiration of the Employment Period, for purposes of determining whether an event would have constituted Good Reason, the title, duties, compensation and benefits shall be deemed to be the title, duties, compensation and benefits as in effect on the date immediately prior to the expiration of the Employment Period. In addition, if the Executive dies or the Executive’s employment is terminated because of Disability during the Employment Period, or following the expiration of the Employment Period, the Executive dies prior to any termination of employment or is terminated because of Disability, 50% of the Time Vested Options which were not vested immediately prior to his death or Disability shall become vested on the date of his death or Disability. Subject to the provisions of the Stock Option Plan, the Time Vested Options shall have a maximum term of ten years from the Grant Date but no additional vesting of Time Vested Options shall occur after termination of Executive’s employment (subject however to acceleration of said Time Vested Options as otherwise specifically provided in this Agreement) and the Time Vested Options shall terminate earlier (1) on the ninetieth (90th) day after Executive is no longer employed by the Company on a full-time basis for any reason other than death or Disability, or (2) on the first anniversary of the Executive’s termination of employment by reason of death or Disability.

(ii) Of the Option, options to purchase seventy thousand (70,000) Shares (“Performance Vested Options”) shall vest on the eighth anniversary of the Grant Date provided Executive is a full-time employee of the Company at such time or may vest earlier on the basis of performance as herein described.

(1) Performance Vested Options for thirty-five thousand (35,000) Shares shall vest on the fourth anniversary of the Grant Date if the annualized return on investment on a Share from the Grant Date through the fourth anniversary of the Grant Date (determined in good faith by the Compensation Committee based upon dividends paid and appreciation in Share price during such period) (“Cumulative Four Year ROI”) is at least 16%. If Cumulative Four Year ROI is not greater than 14%, no Performance Vested Options shall vest on the fourth anniversary of the Grant Date. To the extent Cumulative Four Year ROI is greater than 14% but not at least 16%, Performance Vested Options for one hundred seventy five (175) Shares shall become vested on the fourth anniversary of the Grant Date for each .01% by which Cumulative Four Year ROI exceeds 14%.

(2) All Performance Vested Options which have not previously vested shall vest on the fifth anniversary of the Grant Date if the annualized return on investment of a Share from the Grant Date through the fifth anniversary of the Grant Date (determined in good faith by the Compensation Committee based upon dividends paid and appreciation in Share price during such period) (“Cumulative Five Year ROI”) is at least 16%. If Cumulative Five Year ROI is not greater than 14%, no additional Performance Vested Options shall vest on the fifth anniversary of the Grant Date. To the extent Cumulative Five Year ROI is greater than 14% but not at least 16%, for each .01% by which Cumulative Five Year ROI exceeds 14%, additional Performance Vested Options shall become vested for a number of Shares equal to the quotient of (A) the difference between seventy thousand (70,000) and the number of Performance Vested Options which became vested on the fourth anniversary of the Grant Date and (B) two hundred (200).

(3) Notwithstanding the foregoing, Performance Vested Options shall become vested if the Executive’s employment with the Company is terminated by the Company (x) during the Employment Period but after the first anniversary of the Grant Date by the Company without Cause or by the Executive for Good Reason or (y) after the Employment Period, if Executive’s termination after the expiration of the

Employment Period would have accelerated the vesting of the Performance Vested Options if such employment had instead been terminated during the Employment Period, as provided in (x) above; provided, that following the expiration of the Employment Period, for purposes of determining whether an event would have constituted Good Reason, the title, duties, compensation and benefits shall be deemed to be the title, duties, compensation and benefits as in effect on the date immediately prior to the expiration of the Employment Period. If (i) the Executive dies or the Executive’s employment is terminated because of Disability during the Employment Period, or (ii) following the expiration of the Employment Period, the Executive dies prior to any termination of employment or is terminated because of Disability, in either case, prior to the fourth anniversary of the Grant Date, Performance Vested Options for thirty five thousand (35,000) Shares shall vest if the cumulative return on investment from the Grant Date through the date of death or termination of Executive’s employment because of Disability is at least 16% or Performance Vested Options for one hundred seventy five (175) Shares for each .01% by which the cumulative return on investment from the Grant Date through the date of death or Disability exceeds 14% (up to 16%) shall vest (such determinations to be made in a manner consistent with the Cumulative Four Year ROI calculations). Subject to the provisions of the Stock Option Plan, the Performance Vested Options shall have a maximum term of ten years but no additional vesting of Performance Vested Options shall occur after termination of Executive’s employment (subject however to acceleration of said Time Vested Options as otherwise specifically provided in this Agreement) and the Performance Vested Options shall terminate earlier (A) on the ninetieth (90th) day after Executive is no longer employed by the Company as a full-time employee for any reason other than death or Disability, or (B) on the first anniversary of the Executive’s termination of employment by reason of death or Disability.

                           (i)      No Hedging. During the Employment Period, Executive will not in any way attempt to limit the financial risk with respect to the Options which are not vested by means of any hedging (including without limitation, selling short) or other techniques.

         6.     Termination. Executive’s employment hereunder may be terminated during the Employment Period under the following circumstances:

                           (a)      Death. Executive’s employment hereunder shall terminate upon his death.

                           (b)      Disability. If, as a result of Executive’s incapacity due to physical or mental illness, Executive shall have been substantially unable to perform his duties hereunder for an entire period of one hundred twenty (120) days, and within thirty (30) days after written Notice of Termination (as defined in Section 7(a)) is given after such one hundred twenty (120)

day period, Executive shall not have returned to the substantial performance of his duties on a full-time basis, the Company shall have the right to terminate Executive’s employment hereunder for “Disability”, and such termination in and of itself shall not be, nor shall it be deemed to be, a breach of this Agreement. For purposes of this Agreement, the Disability of Executive shall be determined by an independent physician mutually selected by the Company and Executive.

                           (c)      Cause. The Company shall have the right to terminate Executive’s employment for Cause, and such termination in and of itself shall not be, nor shall it be deemed to be, a breach of this Agreement. For purposes of this Agreement, the Company shall have “Cause” to terminate Executive’s employment upon Executive’s:

(i) conviction of, or plea of guilty or nolo contendere to, a felony; or

(ii) willful and continued failure to use reasonable best efforts to substantially perform his duties hereunder (other than such failure resulting from Executive’s incapacity due to physical or mental illness or subsequent to the issuance of a Notice of Termination by Executive for Good Reason (as defined in Section 6(d)) after demand for substantial performance is delivered by the Company in writing that specifically identifies the manner in which the Company believes Executive has not used reasonable best efforts to substantially perform his duties; or

(iii) willful misconduct (including, but not limited to, a willful breach of the provisions of Section 10) that is materially economically injurious to the Company or to any Affiliate.

         For purposes of this Section 6(c), no act, or failure to act, by Executive shall be considered “willful” unless committed in bad faith and without a reasonable belief that the act or omission was in the best interests of New Plan or any of its Affiliates; provided, however, that the willful requirement outlined in paragraphs (ii) or (iii) above shall be deemed to have occurred if the Executive’s action or non-action continues for more than ten (10) days after Executive has received written notice of the inappropriate action or non-action. Failure to achieve performance goals, in and of itself, shall in no event be grounds for a termination for Cause hereunder. Cause shall not exist under paragraph (ii) or (iii) above unless and until the Company has delivered to Executive a copy of a resolution duly adopted by a majority of the Board at a meeting of the Board called and held for such purpose (after reasonable (but in no event less than thirty (30) days) notice to Executive and an opportunity for Executive, together with his counsel, to be heard before the Board), finding that in the good faith opinion of the Board, Executive was guilty of the conduct set forth in paragraph (ii) or (iii) and specifying the particulars thereof in detail. This Section 6(c) shall not prevent Executive from challenging in any court of competent jurisdiction the Board’s determination that Cause exists or that Executive has failed to cure any act (or failure to act) that purportedly formed the basis for the Board’s determination.

                           (d)      Good Reason. Executive may terminate his employment for “Good Reason” upon the occurrence, without the written consent of Executive, of one of the following events (a “Good Reason Event”); provided, however, that the Company shall have the right to challenge in any court of competent jurisdiction the Executive’s determination that he has the right to terminate his employment for “Good Reason”:

(i) the assignment to Executive of duties materially and adversely inconsistent with Executive’s status as President and Chief Operating Officer of New Plan or a material and adverse alteration in the nature of Executive’s duties and/or responsibilities, reporting obligations, titles or authority as President and Chief Operating Officer of New Plan;

(ii) a reduction in Executive’s Base Salary or a failure to pay any such amounts when due as herein provided;

(iii) the relocation of Executive’s own office location to a location other than New Plan’s regional office in Houston, Texas, or, after Executive has moved to the New York metropolitan area consistent with the terms outlined in Section 4 of this Agreement, the relocation of Executive’s own office location to a location other than New Plan’s corporate headquarters in the New York metropolitan area;

(iv) any purported termination of Executive’s employment for Cause which is not effected substantially in accordance with the procedures of Section 6(c) (and for purposes of this Agreement, no such purported termination shall be effective);

(v) the failure to grant the Option as provided in Section 5(h) of this Agreement or the failure to pay or provide in any material respect any employee benefits due to be provided to Executive as provided under this Agreement;

(vi) the Company’s failure to provide in all material respects the indemnification set forth in Section 11 of this Agreement, or failure of any successor to assume and agree to perform this Agreement as required by Section 13 of this Agreement; or

(vii) a Change in Control (as defined below) of New Plan.

                           In order for the Executive to terminate his employment hereunder for Good Reason, the Executive shall be required to give the Company written notice (the “Cure Notice”) of the alleged Good Reason Event within thirty (30) days following the date on which the Executive obtains actual knowledge of the occurrence of such Good Reason Event, which Cure Notice shall indicate the specific termination provision in this Agreement relied upon and shall set forth in reasonable detail the facts and circumstances claimed to constitute such Good Reason Event. In the event that the Company fails to cure such alleged Good Reason Event within thirty

(30)  days (the “Cure Period”) following the date on which the Executive delivered the Cure Notice to the Company, then Executive shall have a period of thirty (30) days from the expiration of the Cure Period to deliver a Notice of Termination pursuant to Section 7(a) hereof. Notwithstanding anything to the contrary contained in this Agreement, in the event that the Executive fails to deliver the Cure Notice or the Notice of Termination within the required time periods set forth above (time being of the essence with respect thereto), then Executive shall thereafter waive any rights to terminate this Agreement with respect to the facts and circumstances giving rise to such Good Reason Event.

         Executive’s right to terminate his employment hereunder for Good Reason shall not be affected by his incapacity due to physical or mental illness. Executive’s continued employment during the Cure Period shall not constitute consent to, or a waiver of rights with respect to, any act or failure to act constituting Good Reason hereunder.

         If Executive terminates employment hereunder for Good Reason and is reemployed by New Plan or any Affiliate or any successor to New Plan or any Affiliate within six months of such termination of employment, Executive’s termination of employment shall retroactively not be considered a termination for Good Reason and Executive shall have no entitlement to any payments or benefits pursuant to Section 8(a) (including without limitation, Section 8(a)(v)). To the extent Executive has already received payments or benefits pursuant to Section 8(a) (including without limitation, Section 8(a)(v)), Executive shall repay to the Company such payments or benefits or make other equitable restitution to the Company, as the Board shall determine.

         For purposes of this Agreement, a “Change in Control” of New Plan means the occurrence of one of the following events:

(1) individuals who, on the Effective Date, constitute the Board (the “Incumbent Directors”) cease for any reason to constitute at least a majority of the Board, provided that any person becoming a director subsequent to the Effective Date whose election or nomination for election was approved by a vote of a majority of the Incumbent Directors then on the Board (either by a specific vote or by approval of the proxy statement of New Plan in which such person is named as a nominee for director, without objection to such nomination) shall be an Incumbent Director; provided, however, that no individual initially elected or nominated as a director of New Plan as a result of an actual or threatened election contest with respect to directors or as a result of any other actual or threatened solicitation of proxies by or on behalf of any person other than the Board shall be an Incumbent Director;

(2) any “person” (as such term is defined in Section 3(a)(9) of the Securities Exchange Act of 1934 (the “Exchange Act”) and as used in Sections 13(d)(3) and 14(d)(2) of the Exchange Act) is or becomes, after the Effective Date, a “beneficial owner” (as defined in Rule 13d-3 under the Exchange Act), directly or indirectly, of securities of New Plan representing 30%

or more of the combined voting power of New Plan’s then outstanding securities eligible to vote for the election of the Board (the “Company Voting Securities”); provided, however, that an event described in this paragraph (2) shall not be deemed to be a Change in Control if any of following becomes such a beneficial owner: (A) New Plan or any majority-owned entity (provided, that this exclusion applies solely to the ownership levels of New Plan or the majority-owned entity), (B) any tax-qualified, broad-based employee benefit plan sponsored or maintained by New Plan or any majority-owned entity, (C) any underwriter temporarily holding securities pursuant to an offering of such securities, (D) any person pursuant to a Non-Qualifying Transaction (as defined in paragraph (3)), or (E) Executive or any group of persons including Executive (or any entity controlled by Executive or any group of persons including Executive);

(3) the consummation of a merger, consolidation, share exchange or similar form of transaction involving New Plan or any Affiliate, or the sale of all or substantially all of New Plan’s assets (a “Business Transaction”), unless immediately following such Business Transaction (i) more than 50% of the total voting power of the entity resulting from such Business Transaction or the entity acquiring New Plan’s assets in such Business Transaction (the “Surviving Corporation”) is beneficially owned, directly or indirectly, by New Plan’s shareholders immediately prior to any such Business Transaction, and (ii) no person (other than the persons set forth in clauses (A), (B), or (C) of paragraph (2) above or any tax-qualified, broad-based employee benefit plan of the Surviving Corporation or its Affiliates) beneficially owns, directly or indirectly, 30% or more of the total voting power of the Surviving Corporation (a “Non-Qualifying Transaction”); provided, however, that in the event a definitive agreement is entered into providing for the occurrence of an event which, if consummated, would result in a Change in Control of New Plan (a “Merger Event”), then all options and equity interests granted or acquired by the Executive pursuant to this Agreement which have not then become fully vested, shall become fully vested but only on a provisional basis, for the sole purpose of enabling the Executive to exercise any such options and tender any such equity interests as necessary to permit the Executive to participate in the Merger Event on the same basis as all other stockholders. If the Merger Event is consummated, such accelerated vesting shall no longer be provisional. If the Merger Event is not consummated, the Executive shall continue to have the same vested status in his options and equity interests as he had without regard to the provisional vesting terms included herein; or

(4) Board and to the extent necessary, shareholder approval of a liquidation or dissolution of New Plan, unless the voting common equity interests of an ongoing entity (other than a liquidating trust) are beneficially owned, directly or indirectly, by New Plan’s shareholders in substantially the same proportions as such shareholders owned New Plan’s outstanding voting common equity interests immediately prior to such liquidation and such ongoing entity assumes all existing obligations of the Company and New Plan, as applicable, to Executive under this Agreement and the Stock Option Agreements pursuant to which the Stock Options were granted.

                           (e)      Without Good Reason. Executive shall have the right to terminate his employment hereunder without Good Reason by providing the Company with a Notice of Termination, and such termination shall not in and of itself be, nor shall it be deemed to be, a breach of this Agreement.

         7.     Termination Procedure.

                           (a)      Notice of Termination. Any termination of Executive’s employment by the Company or by Executive during the Employment Period (other than termination pursuant to Section 6(a)) shall be communicated by written Notice of Termination to the other party hereto in accordance with Section 13 and subject to the other provisions of this Agreement. For purposes of this Agreement, a “Notice of Termination” shall mean a notice which shall indicate the specific termination provision in this Agreement relied upon and shall set forth in reasonable detail the facts and circumstances claimed to provide a basis for termination of Executive’s employment under the provision so indicated.

                           (b)      Date of Termination. “Date of Termination” shall mean (i) if Executive’s employment is terminated by his death, the date of his death, (ii) if Executive’s employment is terminated pursuant to Section 6(b), thirty (30) days after Notice of Termination (provided that Executive shall not have returned to the substantial performance of his duties on a full-time basis during such thirty (30) day period), and (iii) if Executive’s employment is terminated for any other reason, the date on which a Notice of Termination is given or any later date (within thirty (30) days after the giving of such notice) set forth in such Notice of Termination.

         8.     Compensation Upon Termination or During Disability. In the event Executive is disabled or his employment terminates during the Employment Period, Executive shall be entitled to the payments and benefits set forth below; provided, however, as a specific condition to being entitled to any payments or benefits under this Section 8 Executive must have resigned from any position as a director, trustee and officer of New Plan and all of its Affiliates and as a member of any committee of the board of directors and the board of trustees of New Plan and its Affiliates of which he is a member and must have joined the Company and New Plan in having executed a mutual release of New Plan and its Affiliates, in the form attached hereto as Exhibit A. Executive acknowledges and agrees that the payments set forth in this Section 8 constitute liquidated damages for termination of his employment during the Employment Period.

                           (a)      Termination By Company Without Cause or By Executive for Good Reason. If Executive’s employment is terminated by the Company without Cause or by Executive for Good Reason:

(i) the Company shall pay to Executive his Base Salary, any unpaid bonus pursuant to Section 5(b) of this Agreement in respect to any completed fiscal year which has ended prior to the Date of Termination but has not yet been paid as of the Date of Termination, and accrued vacation pay through the Date of Termination, as soon as practicable following the Date of Termination (except with respect to bonus amounts which shall be paid at the same time as bonuses are paid to other senior executives); and

(ii) the Company shall pay to Executive a lump-sum payment equal to two times Executive’s average annualized total cash compensation paid or payable (limited to Base Salary and bonus only) for the two (2) preceding fiscal years of the Company ending on or prior to termination as soon as practicable following the Date of Termination; provided, however, that in any case where the Executive was not employed throughout the two fiscal years of the Company ended prior to his Date of Termination, for purposes of determining total cash compensation paid or payable, (A) the total cash compensation for such first fiscal year shall be deemed to equal the sum of (x) initial Base Salary and (y) First Year Bonus, or such higher bonus as was actually paid, and (B) the total cash compensation for such second fiscal year shall be deemed to equal the sum of (x) Base Salary in effect on the Date of Termination, and (y) the actual bonus paid or payable for such fiscal year if the Executive’s Date of Termination is after the date on which his bonus for such fiscal year is paid or accrued; provided, further, that if the Executive has previously given notice of non-renewal with respect to the Employment Period pursuant to Section 2, the payment referred to in this subsection (ii) shall not be made, and in lieu of such payment, the Company shall continue to pay the Executive his Base Salary (as in effect prior to such notice) and all other compensation and benefits as provided under this Agreement until the expiration of the Employment Period;

(iii) the Company shall reimburse Executive pursuant to Sections 5(c) and 5(g) for reasonable expenses incurred, but not paid prior to such termination of employment;

(iv) Executive shall be entitled to all other rights, compensation and/or benefits as may be due to Executive in accordance with the terms and provisions of any agreements, plans or programs of New Plan, including, without limitation, under New Plan’s option plans; and

(v) to the extent that termination occurs after the first anniversary of the Grant Date, the stock options described in Section 5(h) shall fully vest as of the Date of Termination.

         For purposes of this Agreement, the payments and benefits described in subsections (i), (iii) and (iv) above shall be hereinafter referred to as “Accrued Obligations”.

         The foregoing notwithstanding, the total of the severance payments payable under this Section 8(a) shall be reduced to the extent the payment of such amounts would cause Executive’s total termination benefits (as determined by Executive’s tax advisor) to constitute an “excess” parachute payment under Section 280G of the Internal Revenue Code of 1986, as amended (the “Code”) and by reason of such excess parachute payment Executive would be subject to an excise tax under Section 4999(a) of the Code, but only if Executive determines that the after-tax value of the termination benefits calculated with the foregoing restriction exceed those calculated without the foregoing restriction.

                           (b)      Termination by Company For Cause or By Executive Without Good Reason. If Executive’s employment is terminated by the Company for Cause or by Executive (other than for Good Reason), the Company shall provide Executive the Accrued Obligations; provided that if such termination resulted from a misappropriation of Company funds, the Executive shall not be entitled to reimbursement of expenses.

                           (c)      Disability. During any period that Executive fails to perform his duties hereunder as a result of incapacity due to physical or mental illness (“Disability Period”), Executive shall continue to receive his full Base Salary set forth in Section 5(a) until his employment is terminated pursuant to Section 6(b). In the event Executive’s employment is terminated for Disability pursuant to Section 6(b):

(i) the Company shall provide Executive the Accrued Obligations;

(ii) the Company shall continue to pay Base Salary (as provided for in Section 5(a)) for six (6) months following the Date of Termination; and

(iii) the Option shall vest in accordance with the provisions of Section 5(h) hereof.

                           (d)      Death. If Executive’s employment is terminated by his death:

(i) the Company shall provide Executive’s beneficiary, legal representatives, or estate, as the case may be, the Accrued Obligations;

(ii) the Company shall pay in a lump sum to Executive’s beneficiary, legal representatives or estate, as the case may be, Executive’s Base Salary through the Date of Termination and one (1) times Executive’s annual rate of Base Salary; and

(iii) the Option shall vest in accordance with the provisions of Section 5(h) hereof.

                           (e)      Failure to Extend. A failure to renew the term of this Agreement by either party shall not be deemed to constitute a termination of Executive’s employment for purposes of this Agreement.

                           (f)      Bonus. In the event the Executive’s termination of employment occurs for any reason after the end of any fiscal year of the Company for which annual bonus performance criteria have been established, the Executive shall be entitled to payment of any bonus which is earned by reason of such performance criteria having been met for such fiscal year according to the performance criteria established, without regard to whether the Executive’s termination of employment precedes the bonus payment date.

         9.     Mitigation. Executive shall not be required to mitigate amounts payable under this Agreement by seeking other employment or otherwise, and there shall be no offset against amounts due Executive under this Agreement on account of subsequent employment. Additionally, amounts owed to Executive under this Agreement shall not be offset by any claims the Company may have against Executive, and the Company’s obligation to make the payments provided for in this Agreement and otherwise to perform its obligations hereunder shall not be affected by any other circumstances, including, without limitation, any counterclaim, recoupment, defense or other right which the Company may have against Executive or others.

         10.     Confidential Information, Ownership of Documents; Non-Competition.

                           (a)      Confidential Information. Executive shall hold in a fiduciary capacity for the benefit of the Company all trade secrets and confidential information, knowledge or data relating to New Plan and its businesses and investments, which shall have been obtained by Executive during Executive’s employment by the Company and which is not generally available public knowledge (other than by acts by Executive in violation of this Agreement). Except as may be required or appropriate in connection with his carrying out his duties under this Agreement, Executive shall not, without the prior written consent of the Company or as may otherwise be required by law or any legal process, or as is necessary in connection with any adversarial proceeding against the Company (in which case Executive shall use his reasonable best efforts in cooperating with the Company in obtaining a protective order against disclosure by a court of competent jurisdiction), communicate or divulge any such trade secrets, information, knowledge or data to anyone other than the Company and those designated by the Company or on behalf of the Company in the furtherance of its business or to perform duties hereunder.

                           (b)      Removal of Documents; Rights to Products. All records, files, drawings, documents, models, equipment, and the like relating to New Plan ‘s business, which Executive has control over shall not be removed from New Plan’s premises without its written consent, unless such removal is in the furtherance of New Plan ‘s business or is in connection with Executive’s carrying out his duties under this Agreement and, if so removed, shall be returned to the Company promptly after termination of Executive’s employment hereunder, or otherwise promptly after removal if such removal occurs following termination of employment. Executive shall assign to the Company all rights to trade secrets and other products relating to New Plan ‘s business developed by him alone or in conjunction with others at any time while employed by the Company.

                           (c)      Protection of Business. During the Employment Period and (x) if the Executive is terminated by the Company without Cause prior to Executive’s delivery of a notice of non-renewal or (y) the Executive terminates employment with Good Reason (in each case, provided Executive fully receives the payments and benefits provided in Section 8(a) hereof unless the reason for Executive’s failure to receive the payments and benefits provided for in Section 8(a) is a result of Executive’s failure to have resigned from any position as a director, trustee and officer of New Plan and all of its Affiliates and as a member of any committee of the board of directors and the board of trustees of New Plan and its Affiliates of which he is a member and to have executed a mutual release of New Plan and its Affiliates, in the form attached hereto as Exhibit A, all as provided for in the proviso contained at the end of the first sentence of Section 8 hereof), for a period of one (1) year following the termination of the Employment Period, the Executive will not (i) serve as an officer, employee, director or consultant of a REIT or other real estate business or company with a significant portion of its business involved with community or neighborhood shopping centers; (ii) pursue or attempt to develop any project known to Executive and which New Plan or its Affiliates are pursuing, developing or attempting to develop as of the Date of Termination, unless such project has been inactive for over nine (9) months (a “Project”), directly or indirectly, alone, in association with or as a shareholder, principal, agent, partner, officer, director, employee or consultant of any other organization; (iii) divert to any entity any Project; or (iv) solicit any officer, employee (other than secretarial staff) or consultant of New Plan or its Affiliates to leave the employ of New Plan or its Affiliates. Notwithstanding the preceding sentence, Executive shall not be prohibited from owning less than three (3%) percent of any publicly traded corporation, whether or not such corporation is in competition with New Plan. If, at any time, the provisions of this Section 10(c) shall be determined to be invalid or unenforceable, by reason of being vague or unreasonable as to area, duration or scope of activity, this Section 10(c) shall be considered divisible and shall become and be immediately amended to only such area, duration and scope of activity as shall be determined to be reasonable and enforceable by the court or other body having jurisdiction over the matter; and Executive agrees that this Section 10(c) as so amended shall be valid and binding as though any invalid or unenforceable provision had not been included herein.

                           (d)      Injunctive Relief. In the event of a breach or threatened breach of this Section 10, Executive agrees that New Plan shall be entitled to injunctive relief in a court of appropriate jurisdiction to remedy any such breach or threatened breach, Executive acknowledging that damages would be inadequate and insufficient.

                           (e)      Continuing Operation. Except as specifically provided in this Section 10, the termination of Executive’s employment or of this Agreement shall have no effect on the continuing operation of this Section 10.

         11.     Indemnification.

                           (a)      General. The Company agrees that if Executive is made a party or threatened to be made a party to any action, suit or proceeding, whether civil, criminal, administrative or investigative (a “Proceeding”), by reason of the fact that Executive is or was a trustee, director or officer of New Plan or any Affiliate or is or was serving at the request of

New Plan or any Affiliate as a trustee, director, officer, member, employee or agent of another corporation or a partnership, joint venture, trust or other enterprise, including, without limitation, service with respect to employee benefit plans, whether or not the basis of such Proceeding is alleged action in an official capacity as a trustee, director, officer, member, employee or agent while serving as a trustee, director, officer, member, employee or agent, Executive shall be indemnified and held harmless by the Company to the same extent as other officers and directors, as in effect from time to time, against all Expenses incurred or suffered by Executive in connection therewith, and such indemnification shall continue as to Executive even if Executive has ceased to be an officer, director, trustee or agent of, or is no longer employed by, the Company and shall inure to the benefit of his heirs, executors and administrators. In addition, New Plan will take all actions to afford the same indemnification protections to the Executive as those afforded to officers who are employed by New Plan.

                           (b)      Expenses. As used in this Agreement, the term “Expenses” shall include, without limitation, damages, losses, judgments, liabilities, fines, penalties, excise taxes, settlements, and costs, attorneys’ fees, accountants’ fees, and disbursements and costs of attachment or similar bonds, investigations, and any expenses of establishing a right to indemnification under this Agreement.

                           (c)      Enforcement. If a claim or request under this Agreement is not paid by the Company or on its behalf, within thirty (30) days after a written claim or request has been received by New Plan, Executive may at any time thereafter bring suit against the Company to recover the unpaid amount of the claim or request and, if Executive prevails in respect to the material issues, Executive shall be entitled to be paid also the Expenses of prosecuting such suit. All obligations for indemnification hereunder shall be subject to, and paid in accordance with, applicable Maryland law.

                           (d)      Partial Indemnification. If Executive is entitled under any provision of this Agreement to indemnification by the Company for some or a portion of any Expenses, but not, however, for the total amount thereof, the Company shall nevertheless indemnify Executive for the portion of such Expenses to which Executive is entitled.

                           (e)      Advances of Expenses. Expenses incurred by Executive in connection with any Proceeding shall be paid by the Company in advance upon request of Executive that the Company pay such Expenses; but only in the event that Executive shall have delivered in writing to the Company (i) an undertaking to reimburse the Company for Expenses with respect to which Executive is not entitled to indemnification and (ii) an affirmation of his good faith belief that the standard of conduct necessary for indemnification by the Company has been met.

                           (f)      Notice of Claim. Executive shall give to the Company notice of any claim made against him for which indemnification will or could be sought under this Agreement. In addition, Executive shall give the Company such information and cooperation as it may reasonably require and as shall be within Executive’s power and at such times and places as are convenient for Executive.

                           (g)      Defense of Claim. With respect to any Proceeding as to which Executive notifies the Company of the commencement thereof:

(i) The Company will be entitled to participate therein at its own expense; and

(ii) Except as otherwise provided below, to the extent that it may wish, the Company will be entitled to assume the defense thereof, with counsel reasonably satisfactory to Executive, which in the Company’s sole discretion may be regular counsel to the Company and may be counsel to other officers and directors of the Company or any subsidiary. Executive also shall have the right to employ his own counsel in such action, suit or proceeding if he reasonably concludes that failure to do so would involve a conflict of interest between the Company and Executive, and under such circumstances the fees and expenses of such counsel shall be at the expense of the Company.

(iii) The Company shall not be liable to indemnify Executive under this Agreement for any amounts paid in settlement of any action or claim effected without its written consent. The Company shall not settle any action or claim in any manner which would impose any penalty or limitation on Executive or which would otherwise adversely affect Executive’s personal or professional reputation without in either case obtaining Executive’s written consent. Neither the Company nor Executive will unreasonably withhold or delay their consent to any proposed settlement.

                           (h)      Non-exclusivity. The right to indemnification and the payment of expenses incurred in defending a Proceeding in advance of its final disposition conferred in this Section 11 shall not be exclusive of any other right which Executive may have or hereafter may acquire under any statute, provision of the declaration of trust or certificate of incorporation or by-laws of New Plan, the Company or any subsidiary, agreement, vote of shareholders or disinterested directors or trustees or otherwise.

         12.     Legal Fees and Expenses. If any contest or dispute shall arise between the Company, New Plan, or both, and Executive regarding any provision of this Agreement, the Company shall reimburse Executive for all legal fees and expenses reasonably incurred by Executive in connection with such contest or dispute, but only if Executive prevails in respect of the material issues in dispute of Executive’s claims brought and pursued in connection with such contest or dispute. Such reimbursement shall be made as soon as practicable following the final resolution of such contest or dispute to the extent the Company receives reasonable written evidence of such fees and expenses. The Company agrees to pay the cost and expenses of Executive’s attorney in connection with the negotiation of this Agreement.

         13.     Successors; Binding Agreement.

                           (a)      Successors. No rights or obligations of the Company or New Plan under this Agreement may be assigned or transferred except that New Plan will require any successor (whether direct or indirect, by purchase, merger, consolidation or otherwise) to all or substantially all of the business and/or assets of the Company or New Plan to expressly assume and agree to perform this Agreement in the same manner and to the same extent that the Company and New Plan would be required to perform it if no such succession had taken place, and provided further that the Company may at any time assign this Agreement to New Plan or any Affiliate (provided that in the case of an Affiliate, New Plan reaffirms its guaranty obligations hereunder). Notwithstanding the foregoing, except in connection with a sale, merger, consolidation or other transaction resulting in the disposition of all or substantially all of the business and/or assets of New Plan, New Plan may not assign its guaranty obligations hereunder without the Executive’s prior written consent. As used in this Agreement, “Company” and “New Plan” shall mean the Company, and New Plan, respectively, as herein before defined and any successor to its business and/or assets (by merger, purchase or otherwise) which executes and delivers the agreement provided for in this Section 13 or which otherwise becomes bound by all the terms and provisions of this Agreement by operation of law.

                           (b)      Executive’s Successors. No rights or obligations of Executive under this Agreement may be assigned or transferred by Executive other than his rights to payments or benefits hereunder, which may be transferred only by will or the laws of descent and distribution. Upon Executive’s death, this Agreement and all rights of Executive hereunder shall inure to the benefit of and be enforceable by Executive’s beneficiary or beneficiaries, personal or legal representatives, or estate, to the extent any such person succeeds to Executive’s interests under this Agreement. Executive shall be entitled to select and change a beneficiary or beneficiaries to receive any benefit or compensation payable hereunder following Executive’s death by giving the Company written notice thereof. In the event of Executive’s death or a judicial determination of his incompetence, reference in this Agreement to Executive shall be deemed, where appropriate, to refer to his beneficiary(ies), estate or other legal representative(s). If Executive should die following his Date of Termination while any amounts would still be payable to him hereunder if he had continued to live, all such amounts unless otherwise provided herein shall be paid in accordance with the terms of this Agreement to such person or persons so appointed in writing by Executive, or otherwise to his legal representatives or estate.

         14.     Notice. All notices or other communications which are required or permitted hereunder shall be in writing and sufficient if delivered personally, or sent by nationally recognized, overnight courier or by telecopy with copy sent by personal delivery or nationally recognized overnight courier, or by registered or certified mail, return receipt requested and postage prepaid, addressed as follows:

If to Executive:

Mr. Scott MacDonald 11710 Broken Bough Circle

Houston, Texas, 77024

with copy to:

Mr. Eugene Pinover Willkie Farr & Gallagher 787 Seventh Avenue New York, NY 10019

If to the Company:

CA New Plan Management, Inc. c/o New Plan Excel Realty Trust, Inc. 1120 Ave of the Americas New York, NY 10036 Attn: General Counsel Fax: 212-302-4776

or to such other address as any party may have furnished to the others in writing in accordance herewith. All such notices and other communications shall be deemed to have been received (a) in the case of personal delivery, on the date of such delivery, (b) in the case of delivery by nationally-recognized, overnight courier, on the business day following dispatch, (c) in the case of telecopy, on the date of transmission if copy is delivered not later than the next business day via either personal delivery or nationally-recognized overnight courier, and (d) in the case of mailing, on the third business day following such mailing.

         15.     Miscellaneous. No provisions of this Agreement may be amended, modified, or waived unless such amendment or modification is agreed to in writing signed by Executive and by a duly authorized officer of the Company and New Plan, and such waiver is set forth in writing and signed by the party to be charged. Subject to the provisions of Section 6(d) of this Agreement, no waiver by either party hereto at any time of any breach by the other party hereto of any condition or provision of this Agreement to be performed by such other party shall be deemed a waiver of similar or dissimilar provisions or conditions at the same or at any subsequent time. No agreements or representations, oral or otherwise, express or implied, with respect to the subject matter hereof have been made by either party which are not set forth expressly in this Agreement. The respective rights and obligations of the parties hereunder of this Agreement shall survive Executive’s termination of employment and the termination of this Agreement to the extent necessary for the intended preservation of such rights and obligations. The validity, interpretation, construction and performance of this Agreement shall be governed by the laws of the State of New York without regard to its conflicts of law principles.

         16.     Validity. The invalidity or unenforceability of any provision or provisions of this Agreement shall not affect the validity or enforceability of any other provision of this Agreement, which shall remain in full force and effect.

         17.     Counterparts. This Agreement may be executed in one or more counterparts, each of which shall be deemed to be an original but all of which together will constitute one and the same instrument.

         18.     Entire Agreement. This Agreement sets forth the entire agreement of the parties hereto in respect of the subject matter contained herein and supersede all prior agreements, promises, covenants, arrangements, communications, representations or warranties, whether oral or written, by any officer, director, employee or representative of any party hereto in respect of such subject matter. Any prior agreement of the parties hereto in respect of the subject matter contained herein is hereby terminated and canceled.

         19.     Withholding. All payments hereunder shall be subject to any required withholding of Federal, state and local taxes pursuant to any applicable law or regulation.

         20.     Noncontravention. Each of New Plan and the Company represent that the each is not prevented from entering into, or performing this Agreement by the terms of any law, order, rule or regulation, its by-laws or certificate of incorporation, or any agreement to which it is a party, other than which would not have a material adverse effect on the Company’s and/ or New Plan’s ability to enter into or perform this Agreement. Executive represents to the Company and New Plan that he is not a party to any contract that would preclude him from accepting employment as President and Chief Operating Officer of New Plan and he has no reason to believe that accepting employment as President and Chief Operating Officer of New Plan would result in a disclosure of any confidential information of any prior employer.

         21.     Section Headings. The section headings in this Agreement are for convenience of reference only, and they form no part of this Agreement and shall not affect its interpretation.

         IN WITNESS WHEREOF, the parties hereto have executed this Agreement on the date first above written.

CA NEW PLAN MANAGEMENT, INC., a Delaware corporation

By: /s/ Steven F. Siegel Name: Steven F. Siegel Title: Senior Vice President

/s/ Scott MacDonald SCOTT MACDONALD

New Plan Excel Realty Trust, Inc. hereby guarantees the obligations of the Company under this Agreement and agrees to be bound by the obligations imposed on it by this Agreement.

NEW PLAN EXCEL REALTY TRUST, INC., a Maryland corporation

By: /s/ Steven F. Siegel Name: Steven F. Siegel Title: Senior Vice President

21